News Release	For Immediate Release

Contact: Jeff Laudin	December 20, 2011
Phone: 402-963-1158
Fax: 402-963-1198

Valmont Recognizes Tax Benefits and Revises Guidance Upward

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global manufacturer of engineered products for infrastructure, and mechanized irrigation equipment for agriculture, and a provider of coating services, announced today that it has reorganized the legal entity structure of its Delta businesses acquired in May 2010. Under the new structure, Delta’s U.S. entities will be consolidated into other Valmont U.S. entities. Delta’s Asia Pacific entities will be organized directly under Valmont’s Australian entities. The new simplified structure will result in certain operational benefits and enables Valmont to utilize certain tax-losses arising from the historic Delta businesses.

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A combination of recognizing the value of tax loss carry forward’s on the balance sheet and the increased income tax basis on Australian assets, results in a one-time positive impact to Valmont’s net earnings of $71.8 million or approximately $2.70 per share that will take place in the fourth quarter.

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On a cash flow basis, the Company expects approximately $4.3 million in annual cash tax savings for approximately the next 12 years. While cash taxes are expected to decline, the Company does not expect any significant change to its tax rate going forward due to offsetting deferred tax expenses.

In the fourth quarter, the company will also record the following one-time items:

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During the fourth quarter, the Company will record an after-tax gain of $2.5 million related to an insurance settlement for fire and storm damages sustained to a galvanizing facility in Australia. This settlement will increase fourth quarter earnings per share by approximately $0.09.

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During the fourth quarter, the Company evaluated the future use of certain trade names. As a result the Company will reduce the carrying value of these trade names by $2.4 million after-tax, which will negatively impact earnings by $0.09 per share in the fourth quarter.

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During the quarter, the Company reorganized its pole operations in Europe and took action on reducing SG&A costs. As a result, one-time charges of $1.0 million after-tax will negatively impact earnings by approximately $0.04 per share in the fourth quarter.

The impact to fourth quarter earnings per-share, of all of these items is approximately a positive $2.66, assuming diluted shares outstanding of 26.6 million.

In October, when the Company last issued guidance, concerns about the spread of economic weakness in Europe to global economies, and continued margin pressure in certain businesses, led to an outlook for Valmont’s 2011 earnings per share to be in the mid-to-low end of a $5.70-5.90 range. Subsequent to that time, the Company has experienced better than expected activity in the Irrigation, Utility Support Structures and Coatings Segments. As a result, the Company now believes that 2011 earnings per-share will modestly exceed the high end of that $5.70-$5.90 range, excluding the $2.66 per share one-time fourth quarter adjustments noted above.

The Company will announce its fourth quarter 2011 earnings on February 14, 2012.

An audio discussion of the legal entity reorganization by Mogens C. Bay, Chairman and Chief Executive Officer and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live by telephone by dialing 1-877-493-2981 and entering Conference ID#: 36864716 or via the Internet at 8:00 a.m. CST December 21, 2011, by pointing browsers to: http://www.valmont.com/page.aspx?id=445&pid=21 After the event, you may listen by accessing the above link or by telephone. Dial 1-800-585-8367 or 855-859-2056, and enter the Conference ID#: 36864716 beginning December 21, 2011 at 10:00 a.m. CST through 12:00 p.m. CST on December 28, 2011.

Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, industrial access systems, highway safety barriers and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources.

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.